Exhibit 10.1

SECOND AMENDMENT TO THE

NAVISTAR, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Navistar, Inc. (the “Company”) maintains the Navistar, Inc. Supplemental Executive Retirement Plan, as amended through July 31, 2008, and as subsequently amended through the First Amendment thereto (the “Plan”); and

WHEREAS, the Company reserves the right to amend the Plan pursuant to Section 6.1 therein.

NOW THEREFORE, by virtue and in exercise of the power to amend the Plan reserved to the Company under the Plan, the Plan is hereby amended, effective December 31, 2013, as follows:

1.	Section 1.2 of the Plan (Annual Compensation) is amended by adding at the end of the first sentence therein, the following:

“, as in effect prior to December 31, 2013. For the avoidance of doubt, “Final Average Compensation” shall be determined under the Managerial Retirement Objective Plan as if benefit accruals did not cease thereunder as of December 31, 2013”

2.	Section 1.8 of the Plan (Credited Service) is amended by adding at the end of the first sentence therein, the following:

“, as in effect prior to December 31, 2013 (and by extension, the RPSE, as in effect prior to said date). For the avoidance of doubt, “Credited Service” shall be determined under the Managerial Retirement Objective Plan as if benefit accruals did not cease thereunder as of December 31, 2013 (and by extension, under the RPSE, as if Credited Service did not cease thereunder as of December 31, 2004 or December 31, 2013, as applicable)”

3.	Section 1.11 of the Plan (Final Average Compensation) is amended by adding at the end thereof, the following:

“For purposes of this Section 1.11, the term “Managerial Retirement Objective Plan” shall mean the Managerial Retirement Objective Plan as in effect prior to December 31, 2013. For the avoidance of doubt, “Final Average Compensation” shall be determined under the Managerial Retirement Objective Plan as if benefit accruals did not cease as of December 31, 2013.”

4.	Section 1.20 of the Plan (Social Security Benefit) is amended by adding at the end of the first sentence thereof, the following:

“, as in effect prior to December 31, 2013; and for purposes of Section 9 of the Plan, as described in Section 9.4 therein. For the avoidance of doubt, the Primary Social Security Benefit shall be determined under the RPSE as if it were not frozen”

5.	Subsection 4.1(d)(2) of the Plan is amended to read in its entirety as follows:

“(2) With respect to any Participant who first became (or would have become) a Participant (without regard to whether such individual had then attained age 55) on or after January 1, 2012, a notional amount equal to twelve times the quantity (that is, an annualized amount) computed by applying the formula described in Section 4.1 of the Navistar, Inc. Managerial Retirement Objective Plan (the “MRO Plan”); provided that in lieu of Formula Benefit Service under the MRO Plan, Credited Service under the Plan will be used and, provided further, that:

(i) if the SRAP Participant is a “January 1, 2014 MRO Participant” (as defined in Section 1.16A of the SRAP), then the Credited Service used in such formula shall be limited to the portion of such Credited Service accrued by such Participant from the later of January 1, 2014 or the date the Participant commenced (or would have commenced) participation in the Plan (without regard to whether such individual had then attained age 55) to his/her Actual Retirement Date (or his/her date of death in the case of a Participant who dies before he/she actually Retires); or

(ii) if the SRAP Participant is neither a “January 1, 2014 MRO Participant” nor a “Former MRO Participant” (as defined in Section 1.16 of the SRAP), then the Credited Service used in such formula shall be limited to the portion of such Credited Service accrued by such Participant from the later of January 1, 2005 (that is, the Effective Date of the SRAP) or the date the Participant commenced (or would have commenced) participation in the Plan (without regard to whether such individual had then attained age 55) to his/her Actual Retirement Date (or his/her date of death in the case of a Participant who dies before he/she actually Retires).”

6.	Subsection 9.2 of the Plan is amended by replacing the clause therein:

“computed in the same manner as is used to compute a deferred vested pension under the RPSE, except that the deferred vested benefit so computed shall be reduced by 50% of the individual’s Social Security Benefit, in lieu of the percentage specified in the RPSE, and shall be further reduced by the amounts in Subsections 4.1(c) and (d) of the Plan.”

With the following:

“computed pursuant to Section 9.4, and the monthly deferred vested benefit so computed shall be reduced by one-twelfth of the amounts in Subsections 4.1(c) and (d) of the Plan.”

7.	Section 9 of the Plan is amended by adding a new Section 9.4 at the end thereof as follows:

“9.4 Amount of Deferred Vested Benefit.

(a) The monthly deferred vested benefit commencing at or after age 65 hereunder shall be equal to one-twelfth of:

(i) an employee’s projected normal retirement “objective” under the Plan (as computed under Subsection 4.1(a)) based upon the employee’s Credited Service projected to age 65 and Final Average Compensation, determined as of age 65, assuming the employee’s annual base salary at termination will continue unchanged to such age, multiplied by

(ii) a fraction, the numerator of which is the employee’s years of Credited Service as of the date of termination and the denominator of which is the employee’s projected total years of Credited Service to age 65, with such resulting amount reduced by

(iii) an amount equal to the annual Social Security Benefit payable at age 65 to the employee (assuming the employee’s annual base salary plus annualized cost of living allowance, if any, at termination were to continue unchanged to such age and would be treated as earnings for Social Security Benefit purposes), first multiplied by 50%, but with such resulting amount limited, if necessary, so that it does not exceed 50% of the employee’s “objective” determined under subparagraph (i) above, and then further multiplied by the fraction determined in subparagraph (ii) above.

(b) In determining the amount of deferred vested benefit payable commencing at an age prior to age 65, the early commencement percentage factors used for such purpose under the Formula Benefit Part of the RPSE shall be used to reduce the amount determined under paragraph (a) of this Section 9.4.”